Exhibit 12(a)

        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES OF THE COMPANY

                                 (In Millions)


                                                      Three Months
                                                     Ended March 31,              Year Ended December 31,
                                                     ---------------     ----------------------------------------
                                                     1995      1994      1994      1993    1992     1991     1990
                                                     ----      ----      ----      ----    ----     ----     ----

  Income before income taxes ......................   $36       $37       $147     $154    $158     $164     $182
                                                      ---       ---       ----     ----    ----     ----     ----
  Fixed Charges:
    Interest expense
     Xerox debt ...................................     1         1          5        4       2       --        2
     Other debt ...................................    52        51        197      205     210      200      205
                                                      ---       ---       ----     ----    ----     ----     ----
        Total fixed charges .......................    53        52        202      209     212      200      207
                                                      ---       ---       ----     ----    ----     ----     ----
  Earnings available for fixed charges ............   $89       $89       $349     $363    $370     $364     $389
                                                      ===       ===       ====     ====    ====     ====     ====
  Ratio of earnings to fixed charges(1) ...........  1.68      1.71       1.73     1.74    1.75     1.82     1.88


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(1)  The ratio of earnings to fixed charges has been computed based on the
     Company's continuing operations by dividing total earnings available for fixed charges by total fixed charges. Interest expense has been assigned to discontinued operations principally on the basis of the relative amount of gross assets of the discontinued operations. Management believes that this allocation method is reasonable in light of the amount of debt specifically assigned to discontinued operations. The discontinued operations consist of the Company's real-estate development and related financing operations and its third-party financing and leasing businesses.